Exhibit 10.1

Voice (00:02):

It’s only entertainment.

Josh Kincaid (00:05):

Welcome back to the Talking hedge. I’m Josh Kincaid, Capital Market’s analyst and host of your Cannabis Business Podcast. Today, we’ve got Yoko Miyashita, she’s the CEO of Leafly. Yoko, thanks for being with us on the Talking Hedge.

Yoko Miyashita (00:18):

Thanks for having me here.

Josh Kincaid (00:18):

Appreciated.

Yoko Miyashita (00:18):

It’s good to be here.

Josh Kincaid (00:20):

Yeah. So, um, let’s, let’s get into Leafly real quick. I want to talk to you about a couple of major industry events. I think you were in Vegas for Weed Week, kind of want to get your recap, your take on that, what that means for the industry. Um, but first, tell us a little bit about Leafly, there’s maybe one of your other competitors. I don’t know if you consider Weedmaps a competitor, but they just went public via SPAC. Maybe you can kind of explain what Leafly is or maybe what it will be, um, to the audience, go ahead.

Yoko Miyashita (00:50):

Well, we’re the leading cannabis resource for consumers, and we really look at our mission as helping consumers discover cannabis. It started really as a stream database and as you know, you know, cannabis is complex and really for us, it’s rooted in this mission of helping as many people discover cannabis, leveraging data and science. As that develops, we all know that there’s just so much information that’s being uncovered in real time about this amazing plant and for us we’re the guide, we’re the journey so to speak.

Yoko Miyashita (01:21):

And we take that content first approach, that education approach and then help consumers make purchasing decisions through our marketplace. We connect them with the licensed retailers and brands nearest them offering products. So you, you asked about competition, what I would say is, yeah, I mean, you know, marketplace has various different forms. Ours is really rooted in contact first and education.

Josh Kincaid (01:45):

And a lot of that education I’m guessing goes through the hands of budtenders and you guys have just announced something about a, a Budtender International Day or something. I want to get into that, but first let me go back to the industry as a whole and, and ask you about your opinion. Well, first off, did you get to Vegas?

Yoko Miyashita (02:06):

I did, but there’s a little caveat here, ‘cause it was sort of a very last minute trip for us. We had originally planned a large activation, but really thinking through COVID and on Delta variant, we actually had canceled our activation, our booth there. So it was sort of one of these very last minute trips kind of running in circles back and, back and forth just to do, just to meet folks. And I know we were supposed to meet, so I apologize for-

Josh Kincaid (02:34):

Here we are.

Yoko Miyashita (02:34):

... missing you in Vegas, here we are.

Josh Kincaid (02:36):

That’s all right. Yeah, we, yeah, we had to reschedule, that’s fine. Uh, based on your limited, um, uh, duration down there, what were you able to gather? Were you able to, I mean, th- the conversations you have, maybe the things you saw, was there anything that gave you kind of that aha moment of like, that’s where I think the industry is going or they have, they don’t belong here, you know? Or was there anything you, one way or the other that kind of gave you a, a better perception of, of the industry as a whole?

Yoko Miyashita (03:06):

You know, it’s so hard, hat was my first MJBizCon, I had never been. So, you know, it’s, it’s really hard, we had a basis for comparison, but I mean, what struck me was the event was huge, right? Took up massive floor space, there were tons of people and it’s kind of like walking into a dispensary, all walks of life. To me, that’s just that excitement and that, um, just mass appeal of this magical plant, like that’s what I was struck by. And, you know, there was a ton of, um, the, it, it just gives you a window in how many different ways and avenues there are to access this industry, to participate in this industry. And I think that excitement, that palpable excitement was what was so striking to me, not having ever been.

Josh Kincaid (03:57):

You’re like a, like a first, you know, like, um, somebody who’s coming back to cannabis for the first time in, in a couple of decades when I go to MJBizCon, ‘cause I’m so taken back, it’s like walking into a store and seeing 2000 skews and going, where do I start? You walk into MJBizCon for anybody who hasn’t been there at the Las Vegas Convention Center, the world’s largest cannabis expo, you walk in and there’s literally over a thousand booths. There’s I think over a million square feet between where they were at and where the hall of flowers exhibit was. And then they, I think they said something like 27,000 plus people inside, that’s not even counting all of the people outside who didn’t pay to come in.

Josh Kincaid (04:36):

So you’re trying to kind of gather and see things and meet people, but it’s incredibly overwhelming, uh, and take several days, I think, just to absorb it all. And that’s just MJBizCon alone. Now, there’s this whole, this whole weed week where you’ve got MJ-Pak, that’s more about the retailers and brands, which I thought was very intimate and unique and interesting. I saw a lot of deal flow going on there, a lot of educating, um, and a lot of interactions there, so it, it was a good week.

Yoko Miyashita (05:05):

It’s like the physical manifestation of what we report in our jobs report, 321,000 full-time jobs in cannabis as of our last count in 2020, right? Like that you see in real life, when you see all these people from different parts of the industry coming together.

Josh Kincaid (05:21):

There’s a lot of people in the industry, but is it, um, well, let’s get to the, the budtenders thing. Um, so looks like you guys had, uh, announced a contest to celebrate budtenders on International Budtenders Day. So I have to hire people, I would imagine is, is fairly challenging in, in this area, um, and this, this timeframe right now. Um, and so kind of focusing on, uh, a key aspect of, of the industry that don’t make a lot by comparison to some other folks, um, tell us a little bit important about budtenders and why you chose to do this.

Yoko Miyashita (06:01):

You know, if you read this in what we were focused on really, which is consumers guy, right? Being your consumer’s companion, budtenders are such an important part of that journey. One of the, one of my questions, when I, whenever I go into a dispenser, I love chatting with the budtenders. And my first question is, all right, ‘cause you’re asking them, I don’t, I, I’m not usually upfront about our work in the industry, but you want to just get a sense of what they’re going to recommend and hear how they’re having conversations.

Yoko Miyashita (06:25):

And, you know, inevitably you ask, hey, where are you getting all your information from? Where are you doing all your comparisons? And for us, I just, nine times out of 10, I hear Leafly, A, it’s the light bulb, but B, it just makes us realize how important they are, how much we have to partner together in terms of bringing this co- amazing content that we have and bringing it into the hands of the budtenders who can help guide consumers through that discovery journey.

Yoko Miyashita (06:53):

People want to do it here on the site, but there’s just such an important part of that ecosystem and how that influence. And it’s also the make or break point for new consumers. Right? Think about that experience of walking into a dispensary for the first time. I don’t know what your experience was like, but I just remember the bright lights and just going, where do I start? Um, that emphasis on the budtender to your point, like the, you know, probably one of the hardest and lower, lower paid jobs in the industry and how do you make sure we’re celebrating them because they play such a key role in consumer’s discovery of cannabis.

Josh Kincaid (07:30):

Yeah. I remember walking into the, um, it was called the Wormhole and it was a roaming, um, medical shop. There’s three different locations. And if you didn’t know which one it was, and you didn’t know where to go, and if you forgot to ask and you went to the one they were at last time, they may not be there the next time, so definitely wasn’t convenient. I remember asking what does this RSO stuff? And, um, yeah, there’s just a lot of different things. I don’t think I really knew much about CBD back in, uh, 2005 or whenever it was that I was, uh, helping a friend that had MS. But, um, yeah, there’s, there’s a lot of questions, a lot of people don’t really know what to do.

Josh Kincaid (08:08):

And I think utilizing a resource like Leafly is the way to go. Um, you guys are also, um, launching an in-app ordering for iPhone users. So you talked about getting knowledge in the hands of the budtenders and you’re literally doing that, uh, to, for budtenders and for consumers in general. Um, can you maybe talk a little bit about what that means both for the consumers as well as the business side? ‘Cause you’re getting a lot of data from that and I’m curious what you’re able to do or how you’re able to utilize that as well.

Yoko Miyashita (08:45):

Oh, I love that question. In, in terms of iOS ordering what maybe your listeners may not be aware of is the fact that, you know, the, the apps, both Google and Apple have had very, um, shifting attitudes towards whether they allow ordering or not within the app. And it’s been very difficult, just think about how we operate as consumers. What do we use? We use our phones. I mean, you know, how many people, I make most of my shopping for any other product sort of sitting on my phone in an off moment, right? Like when you have a few minutes to yourself, you’re researching on your phone. And I think that engagement of the consumer with the phone, it’s such a critical channel in terms of shopping decisions. And the inability to order through the app was literally cutting off consumer access to legal cannabis, that’s our, our view, right?

Yoko Miyashita (09:35):

And if you think about the legacy market, how are they transacting? So much of it is on the phone today. So think about that comparison. If this whole legalized industry’s purpose and mission is to transition as much then as we can out of the illicit into the licensed market, you gotta be on parity, you gotta be on parity with the, with the legacy market, they’re on the phones. So for us being able, Apple changing its policies earlier this year and allowing in-app ordering, that’s ground changing. Like for us, it’s let us take you through the whole journey. And when we talk about our marketplace, it’s the ability to do your research, to figure out what product’s right for you. And then to be able to order that at a licensed store near you, right?

Yoko Miyashita (10:17):

It’s that full journey that we’re, we have been striving to deliver to consumers, reduce that friction, make it as easy as possible. And that’s what iOS in-app ordering allows us to do. Now, you asked a question about what are we learning about our consumers? And we, we see this and this is one of the big things about being a content first platform. We understand what consumers want, we know what their questions are, to your point, what is CBD? The ability to answer that question for consumers very early in their cannabis discovery, critical, but then you go further down the funnel, right?

Yoko Miyashita (10:53):

As you get further and more, more experienced, what’s RSO, right? Like the, the ability to answer that for our consumer, when they’ve gone further down the, uh, is it a rabbit hole or is it sort of discovering the amazing complexity of this plant? But being able to do that in cap and meet consumers where they are, whether that’s in the app, whether that’s on our desktop or our pl- or our website, th- what we’re learning is what consumers are interested in. And we learn that, whether that’s strains research, whether that’s basic one-on-one questions, we understand what those emerging trends are. And ultimately for us, it’s being able to take all of that and dial that back into the platform to make personalization and customization a core part of our value prop for our consumers.

Yoko Miyashita (11:42):

If we’re saying you order consistently, XYZ products, right? If you’re a Blue Dream, you know, strain person, and we see you consistently ordering that, what we can start to see is, say, oh, Josh is really into Blue Dream. What we understand is the chemical composition from our lab data and strains database, Blue Dream has XYZ cannabinoids and terpenes, let’s match Josh to the next nearest strain, especially if he can’t find Blue Dream in the store nearest him. So it is really about taking what we learn on the platform through data, but reinvesting that into consumer experiences, if you think about personalization, customization and reducing friction in shopping.

Josh Kincaid (12:24):

You have a, uh, any opinion about some of the direct sales we’re seeing in California bypassing some of the rec shops and what that [crosstalk 00:12:34].

Yoko Miyashita (12:33):

In terms of, yeah, the DTC, I think that’s a really interesting development in terms of what we’ve been watching this industry do and really struggle, is to drive that brand recognition and that connection between the consumer and the brand. And I think that’s an ongoing, um, trend and aspiration for brands to be able to reach that consumer. But I think you get there through ultimately what is brand, it’s trust and how do you develop that? And I think why I get so excited about Leafly’s role in this ecosystem is that we’re sort of that bridge for consumer trust. As brands continue to, it’s hard to establish brand resonance in this industry and there are a couple of barriers to that.

Yoko Miyashita (13:20):

You can’t advertise through Facebook and Google, right? 85 cents on every advertising dollar goes to one of those two platforms and those are, you know, shot off to cannabis brands. How do you build that relationship? It’s what Leafly’s here to do, we’re here to build the trust gap for brands and consumers and to connect them. Um, the more tools that we can bring to brands, the more trust that consumers can develop in the licensed industry, we think that’s great for the overall ecosystem of licensed cannabis.

Josh Kincaid (13:52):

And so you guys have announced that you’re expanding an advertising tool for cannabis brands, but before we get into how Facebook and Instagram and even Twitter have been canceling people in the industry, um, I want to ask you, uh, about educating folks, ‘cause you have established, um, this trust factor. And you’ve, you’ve adopted or taken on the indica sativa hybrid, uh, in terms of, of how you describe cannabis, but as things are evolving and maturing, um, some have described that as lazy marketing.

Josh Kincaid (14:27):

And, and they’re not targeting anyone specifically, but at the same time, it’s very difficult to try and market as saying something that your brand, uh, helps with, um, pain or, or any ailment. Right? And so there’s kind of that, that fine line there. How do you guys, or how, how is, how will Leafly describe cannabis, um, and how do you feel about the indica sativa hybrid, uh, names?

Yoko Miyashita (14:57):

I think it, you know, it persists, it’s been around for a long time in terms of the lingo of how we describe cannabis. But what we’ve been able, what we’ve been trying to really work on over the last several years to say those distinctions, the phenotype of the plant itself is not sufficient. So what we actually do is take two steps back and say, actually, we need to educate cannabis consumers as to what actually matters, i.e, what’s driving the effects and start to really think about the plant and your purchase decisions around what affects am I looking for, right?

Yoko Miyashita (15:29):

Am I looking for, do I want to feel hungry? Do I want to feel sleepy? Do I want to feel energized? Um, and really if you can teach consumers and educate them on how to think about the amazing attributes of this plant as driving particular effects, then I think we can say yes, chemical, uh, you know, the phenotype indica sativa hybrid exists. But let us help you dial in further into the effects you’re looking for by actually getting into the chemical composition of the plant, by actually talking about cannabinoids right?

Yoko Miyashita (16:00):

THC, CBD, all, CBN, CBG, and then the Terpenes. Oh, and also let us help you understand, depending on the form factor, right? Edibles, drinks, flower concentrates, you may also experience your body metabolizes those things differently. So for us, it’s really, how do you take what is the amazing complexity of this plant and make it simpler for consumers and meet them where they are in their journey? So I think I, you know, I’ll be the first to admit, we did try a very over rotation on trying to eliminate the indica sativa hybrid, but that’s a part of the culture and how do we have the conversations and then add layer to the indica sativa hybrid descriptions to help people understand that this is really about effects based shopping?

Josh Kincaid (16:52):

Um, yeah, I think maybe Terpenes down the road with some kind of pictograph or some kind of imagery will help people figure out what kind of, um, effects they’re going to get, um, hopefully with limited FDA, um, involvement. Uh, uh, and speaking of, on Friday there was a big bill, Republican led bill that kind of introduced that, that opportunity. Um, are, are you jazzed at all about that? I know you guys aren’t publicly traded yet, but it looked like a lot of the cannabis stocks saw a, a decent little pop on Friday.

Josh Kincaid (17:30):

I haven’t looked this morning quite yet, but kind of anticipating some, um, some movement there before the, some profit takers come and take some money off the top. What is your take on that bill? Is it just another bill in, in the movement that there’s, I’m not holding my breath, but I think it’s a good sign, what’s your take?

Yoko Miyashita (17:48):

Absolutely, right? It’s this recognition that I, what I call as the most bipartisan issue in the country today, the cannabis, both sides support it. You see it in the state legalization activities. So I, I think all of those, it’s to me, just proper acknowledgement of how popular support is for this plant. And to your point, am I hanging my hat on a particular bait tied to federal legalization as a result of this announcement? Absolutely not.

Yoko Miyashita (18:20):

But I, I think what you s- what you see is both sides of the aisle recognizing people want a pathway to this and how are we going to give it to them? And you can go back and forth about what are the political machinations around it and what, what’s the calculus, but at the end of the day, and you s- I just think it’s, it’s great for the industry. It’s saying we want a pathway to this, we don’t like old policy, it’s not working.

Josh Kincaid (18:50):

And so you guys are creating some additional tools, kind of helping lead that path towards legalization. One of them being that advertising tools for cannabis brands since there isn’t, um, a dependable, uh, uh, platform yet. So many of them, I mean, LinkedIn has been phenomenal, uh, at least for me with cannabis, they haven’t really canceled a lot of people yet, uh, where so many other, YouTube included. Um, tell me a little bit about the advertising tools for cannabis brands and how you’re going to be helping them out.

Yoko Miyashita (19:21):

Yeah. So for us, it’s about, it’s all about our engaged consumer audience, right? We talked about sort of our content first, how we’re really in market, educating consumers even before legalization. And that’s why we have 10 million monthly active users on our site. And for us, it’s about building the ecosystem for licensed cannabis. It’s that 10 million monthly active users that have brought over 4,600 licensed retailers on our platform and almost 8,000 brands. And for us it’s how do you build a platform? How do you build an opportunity for that connection between a brand and a consumer, for a store and a consumer?

Yoko Miyashita (19:56):

And if you can’t do that in the outside world, let us create a space at Leafly where you can do that here. And it’s about, you know, giving brands. You mentioned our brand subscription product that we just launched in June. It’s about giving brands, the opportunity to get in front and center or around consumers to tell their own story. And it’s as simple as to provide their own imagery, to provide their own product description. And it’s, you know, one of the key features, it’s catalog control, giving brands the ability to control how their products appear in a consumer’s feed consistently.

Yoko Miyashita (20:30):

I mean, that’s, you might say that’s so basic, but at the same time, that’s a critical opportunity for brands to engage and drive that storytelling and narrative with their consumers, that will expand into the ability for brands to advertise, you know, on menus in front of consumer’s eyeballs. Like for us, helping brands create brand resonance with a consumer is a key part of what we bel- believe is the value we deliver to brands on our platform, as well as consumers.

Josh Kincaid (21:03):

Tell me a little bit about your own brand, uh, and, and how you guys are going to deliver value. So you’re going to be, um, traded sometime in the fourth quarter on NASDAQ, under the ticker symbol, FL, or excuse me, LFLY. Um, and yet JP Morgan just basically banned all cannabis stocks from being traded. Do you have an opinion about that? Is that even relevant, just being one platform?

Yoko Miyashita (21:31):

I think it’s, uh, I, I think you can not get too hung up on what’s happening in that world, right? Like we know, we believe in the momentum of, of this industry. For a company like Leafly, a non plant touching technology company that’s eligible to be traded on the NASDAQ, we know we’ve got, we, we’ve always had these headwinds. But I look at the situation and say, these are bumps in the road, we know what this trajectory is, it’s moving in one direction. And that to me is, hey, bringing, able to bring, you know, you talked about the trust, that brand, that consumers place, that trust that consumers place in the Leafly brand and the Leafly platform.

Yoko Miyashita (22:11):

To be able to bring an asset like this to the public markets at this stage, when we do have some significant tailwinds, that’s big, we believe that that delivers value today. You know, we talked about the value that this platform generates, whether it’s consumers and helping them through their discovery journey, whether it’s licensed retailers to help drive orders from our consumers into their businesses, or for brands to get that connection to create that connection with consumers ‘cause they can’t do that announced like world. Like we think there’s an inherent momentum in this and we’re just so excited about this next stage of our growth and maturation.

Cannabis_Marketplace_with_Leafly_CEO_Yoko_Miyash... (Completed 12/02/21) Transcript by Rev.com	Page 7 of 14

Josh Kincaid (22:49):

Maybe you can unpack that a little bit. I want to know what kind of FOMO you’re going to give all of JP Morgan’s clients that aren’t able to buy Leafly when it is traded, because you guys just had a, a report, um, that you, uh, co-wrote between Leafly and Beau Whitney of Whitney Economics, showing that the US cannabis industry is on pace to reach 25 billion in sales by the end of the year, which represents a year over year revenue increase of 35% putting cannabis on track to be the nation’s fastest growing industry and making Leafly’s these brands subscription service more crucial than ever for cannabis brands.

Josh Kincaid (23:23):

Once you do go public, uh, maybe you can, um, you know, describe to, to the audience, um, how you’re going to utilize that, uh, that capital, um, it’s getting cheaper and cheaper to, to borrow. And so what kind of value are youw going to be able to add, uh, from that exercise of going public?

Yoko Miyashita (23:43):

Yeah, for us, we’ve been so [inaudible 00:23:45] staffed for the last several years and, you know, first and foremost, when you’re sitting in this seat, you’re evaluating all options in terms of putting capital on the balance sheet. So for us having the right partner here has been critical, Merida Capital, who’s the sponsor of the SPAC. You know, they’ve worked with a ton of, and some great ancillary companies, non-plant touching companies. So having the right partner in a transaction like this is critical.

Yoko Miyashita (24:09):

But for us, it’s ultimately what’s the right sizing for this and what are we going to do with it? And I think that’s the core of your question, for us, it’s, it’s the permeation of that local marketplace. Like we have done so much on a shoestring budget in terms of building our presence and this is a, truly a local market business where you’re working in regions. You know this, there’s such a distinct local flavor to cannabis, whether that’s the plant itself or how the industry is set up. And that’s a function of state by state regulation. But for us to be able to really be really close to our customers, whether that’s consumers and market, retailers and market, brands and market, and understand inherently that local flavor and then go to market and serve them with that local lens, that’s what putting capital on the balance sheet allows us to do today.

Yoko Miyashita (24:57):

Um, I think the other thing to think about is we all know that cannabis is so choppy in terms of the industry is choppy in its development. The time it takes, because these are state [inaudible 00:25:07], that even once you’ve legalized, you’ve got to plant that seed in the ground, has to be grown there, has to be processed here, has to be packaged, distributed and sold all within the state, that just takes time. And so if you’re sitting in this, you’re working in this space, you’re always sort of awake, it, it, it always takes longer than you would have hoped.

Yoko Miyashita (25:29):

It’s always choppy at the outset, but we know that these markets reach their stride when they get to a certain stage of maturity. And for us, we see a lot of, you know, these legalized markets that are hitting, starting to hit their stride with big markets coming online, with East coast Adult-Use lighting up, like that’s super exciting.

Josh Kincaid (25:52):

Yeah, it’s definitely going to take, um, a lot more maturity in the markets along with, um, the experience and the individuals. And it looks like you guys are adding or, or stacking to, uh, that professionalism that, that’s going to be required as you guys take that next step and go public. You guys had a, a relatively newer CFO that you’ve added to the team, Suresh Krishnaswamy, um, who has 25 years of global finance and tech experience.

Josh Kincaid (26:17):

Uh, and over, he’s going to oversee all of the finance operations and strategy. Uh, there’s a lot of individuals that I see in the cannabis space that have a CPA and they’re like, that’s good. Whereas like maybe as a controller, that’s fine but then beyond that, you really do need a CFO. Uh, can you maybe explain why you chose a, uh, a CFO and, and maybe, uh, Suresh specifically?

Yoko Miyashita (26:40):

We couldn’t be more delighted about Suresh joining this team like you described, he’s got 25 years of experience and he was, you know, Wall Street trader for many years and he took a very intentional pivot or he got out of that and joined high growth regulated industries, right? His pivot to that, he’s worked for, you know, big payment solutions provider, Remitly. He worked for Drift, an energy online marketplace. Like they’re very intentional decisions he’s taken in his career that really, I think set him up to be a fantastic CFO for a regulated industry marketplace.

Yoko Miyashita (27:22):

And I, I think that’s, and he’s someone who, you know, he was working with us for several months as a consultant and could just see the opportunity that was so readily apparent in this industry. So that’s really important for us. We’re really passionate about cannabis. We’re passionate about the plant. We’re passionate about this industry. So someone who can sort of take all of that experience, see the opportunity and say, here’s how I want to dive right in, roll up my sleeves and get involved, like that’s what we have in Suresh joining this team.

Yoko Miyashita (27:55):

And I think it’s, um, you know, I say this to actually a lot of the, um, people who, who come to Leafly to work, like your decision to step in and work in this industry, that took a lot of courage. You’re taking some risks. This is not the textbook, you know, first I go to school and I get my degree and then I go do this, this, this, you, you kind of took an off shoot to come in this direction. But you know, I you know, you could disagree with me if you want, but I think it takes that sort of person who’s willing to see outside the box who can see out beyond and say, yeah, we’ve got headwinds, but I’m really excited because I know which way this industry’s moving.

Josh Kincaid (28:37):

What’s your opinion about Wall Street coming in? I’m not, I’m not saying Suresh is, is a carpet bagger or somebody who’s coming in specifically looking for money. I myself, um, have my own passion, but I didn’t come into the industry until I knew that it was going to be an industry. I wasn’t ever going to leave my Wall Street job and come into a gray market or illicit market. I was only going to come in when I knew that it was, and I thought I was coming in late in 2013. Uh, so what do you have to say about, you know, skeptical people, um, that look, um, at individuals who, who are coming from corporate America, maybe don’t have the, the cannabis experience?

Josh Kincaid (29:20):

‘Cause we, we, throughout this conversation, we’ve been talking about how important it is to understand the industry. And so if everyone needs, let me say it this way, we’re all born ignorant, but it, you have to work really, really, really hard to remain stupid. So, um, for those that don’t understand the industry, w- w- what kind of response do you have for skeptical, uh, people who think that anyone who’s getting in this industry is a carpet bagger and only interested in money?

Yoko Miyashita (29:46):

Well, you know, I would have to actually raise my hand and then say guilty, I’m a ca-carpet bagger then because I, I joined in may of 2019. I came out of digital media and joined this. And what I found, and, and I think this goes back to sort of being rooted in mission. Like I came because of the mission of this organization. I have spent, you know, the last two and a half years, there’s, every day there is a moment of learning in this industry and understanding where it came from.

Yoko Miyashita (30:12):

That’s where we actually spend a ton of time. I think, I, I think that would be a situation in, uh, anyone who walks in and thinks they can come in and sort of change things and just be this, you know... Uh, I, I think it really depends on the attitude that you show up with, because I think if you can’t, we talk about the complexity of the plant, the magic of the plant. If you do not have the respect for it, I think you will get washed out. But I think if you can come into this industry, you have a respect for the plant and you understand its history. And by its history, I would include all of its political and cultural contexts, like there’s, th- there’s a place for you here.

Yoko Miyashita (30:57):

But do not come in thinking you’ve got a mastery of this because, well, this plant will completely knock you on your rear, if that’s your attitude. And I think so it really starts with that and understanding why does this have such, why has this persisted through a 100 years of prohibition, right? There’s something about this plant that has pushed through all of these headwinds to get to where we are today. Understand that, go deep on that and when you can actually respect and give it its due credit, I think you do end up, you, you end up probably where you are, probably where I am, completely in love with this plant and industry because of its complexity, because of its color, because of its opportunity that it holds.

Josh Kincaid (31:47):

Yeah. I think the, the fact that the US doesn’t have easy access to capital has created some, maybe more altruism. ‘Cause although I come from finance and, and you’re from the, the, um, you were an attorney, um, but you understand the industry. And so the both of us saw opportunity, the both of us love the plant, both of us continue to learn. Having said that, in Canada there’s a lot of speculation up in that market. There’s a lot more folks that are doing press releases, and I’m not saying snake oil.

Josh Kincaid (32:18):

But they’re going after easy money and not necessarily, uh, utilizing the shareholder value in the way that they should having written off three billion for canopy, for example. Um, uh, I think that’s, uh, huge red flags to the industry and that’s why there’s a lot more people looking at the value, which is kind of one of the themes that we’ve been talking about and how Leafly is providing users and shareholders value because they’re constantly looking to improve. Where do you see the industry heading, um, and, and how is Leafly going to adapt to stay relevant?

Yoko Miyashita (32:57):

[crosstalk 00:32:57]. Well, I know, in terms of what other people are doing, like they, uh, I say this a lot to the team, like run your own race, know who you are, what are you delivering against? And for us, that’s that, and emphasis on, we will continue to serve, whatever the evolution of this industry and what’s happening around us, we believe we create lasting value by focusing on the consumer, helping them along on their consumer journey in cannabis. Like we are your cannabis companion and that, through all of this iteration, we always get this question, oh, what happens with federal legalization? What are you guys going to do? What happens when the non-endemics come in?

Yoko Miyashita (33:38):

We can sit and speculate until the cows come home as to what that looks like. But what I do know will have endearing and lasting, enduring and lasting value is that empathy, the relationship that we, we creates with its consumers will have lasting value. And as long as we continue to serve against that mission and purpose and our existence, that’s, that’s how we create long-term sustainable value, not withstanding all of the pediatrics, the churn, the drama, like you’ll see us focus there.

Josh Kincaid (34:12):

what is going to be the, the biggest change, um, do you think? Is it going to be like the Safe Banking Act? Will it be federal legalization? Although we both said don’t hold your breath, what do you think like in the next 18 months is going to be, um, maybe the, the biggest change for the industry as a whole?

Yoko Miyashita (34:35):

You know, there are just some basic things we need, we’d love to see safe banking go through if nothing else, right? Like this is enough, to your point of the capital constraints, to the, it’s such a source of what I call the, when you work in cannabis, you’re working with an arm and a leg tied behind your back. You know, we’re an organization that, you know, w- think about us, non-plant touching, we only work with a licensed place, we love the licensed cannabis industry. We’ve been kicked off our ERP platform, our HR platform, our texting platform, our, uh, payroll platform.

Yoko Miyashita (35:13):

And, you know, this is all a function of safe banking on that inability and or that ultimately this fear for service providers to work with our industry. This is an industry, you know, and I’ve worked with, in multiple other ones, th- like such a heavy emphasis on compliance, right? Like the licensed industry, I’ve never actually worked in industry where it is such a, it’s a, it’s a non-question, you’re not fighting for it, right?

Yoko Miyashita (35:45):

Like it’s, of course you, you, you operate, you know, two hands on the table, you’ve got to operate like that. Um, and yet we see this industry continuously penalized, and I think people are starting to really just see how absurd that is, right? In a COVID touchless payments world, this is an industry that is essential and had to operate with cash payments, come on, the absurdity just becomes too much.

Josh Kincaid (36:14):

Yeah. Do you think even being publicly traded on NASDAQ, one of the, the big board exchanges, is that going to give you, is that a carte blanche or you just tell your HR platform, no, you can’t cancel this, we’re traded on NASDAQ. I mean, I think for investors, they’re gonna look at that and be like, wow, that’s impressive. But does that hold any street cred for any other bank or platform or anything else do you think?

Yoko Miyashita (36:38):

We believe it should, whether it’s the watershed moment where all the, you know, sort of chips or dominoes [inaudible 00:36:44], but I can’t tell you, but like that that’s part of, one of our provinces going out at this stage, right? Like we’re setting the foundation for this conversation. We are giving you this transparency, you need to understand how this licensed industry works. And they’re going to be, I think the really smart organizations that say, we get this, we understand where this is going and we’ll be super excited to work with them.

Josh Kincaid (37:11):

Yeah. This is, this is a big deal. And I don’t know if a lot of people really understand that ‘cause they just hear, you know, SPAC’s going public or the OTC markets or, or whatever. But the, the realization is that you were on NASDAQ, that’s a big board exchange with, you know, you’re going to share the, the likes of Microsoft and Intel and, uh, you know, um, Tesla and some of these other really big companies that have gone public.

Josh Kincaid (37:37):

Um, what does that mean to you guys, you know, the whole company as a whole, is this just a, another check box? You’re like, finally, there we go next, uh, or is this a, uh, uh, a moment where you can stop, smell the flowers and really reflect on it? What is, what, what is the, the feeling behind this, um, watershed moment?

Yoko Miyashita (38:01):

Yeah, that’s interesting. I, I wish we were, stop, smell the flowers [inaudible 00:38:05], but that is not how the pace of this industry works.

Josh Kincaid (38:09):

Yeah.

Yoko Miyashita (38:10):

You pause for a moment and you’ve missed that. Uh, I think it’s a recognition of the incredible work that this team has put in for over a decade. I think that’s something, something that people forget, Leafly has been around for 11 years. Um, you know, we are super excited to be one of the first out there in terms of consumer marketplaces and tech companies that are focused on cannabis. And, you know, I think the biggest either excitement and or responsibility is setting the tone of that conversation once you’re out, right? You were talking to the market regularly and for us to be able to be a part of both educating and driving that conversation, I do get super excited about that.

Josh Kincaid (38:51):

Um, what’s um, what are two goals that you guys have for 2022 and beyond in order to keep your first mover advantages?

Yoko Miyashita (39:05):

You know, for us, it’s really, we’re very, very excited about, we talked a little bit about that greater local market focus and what increased staffing allows us to do, really getting tactile, really getting in touch with our local marketplace, whether that’s our retailers, our brands, our consumers. So you’ll see us double down and emphasize that work. And it really, you know, to get super granular on that, it’s how do you show up in market, right? It’s not, cannabis is not a national product, so it matters how you’re talking to your consumers in Illinois.

Yoko Miyashita (39:38):

It matters how you’re talking to your consumers in Arizona. And what I’m really excited about is sort of pulling that thread and really showing up as a local community partner. And I think that’s what capital on the balance sheet allows us to do. If I didn’t say we were absolutely thrilled about East Coast, I would be lying, now expecting New Jersey rec to come online by middle of 2022. We already have a great head start in those markets simply because we have readers and consumers who’ve been consulting Leafy for years. So really to be able to take them through that journey of saying, hey, you’ve been reading about strains on our website for the last decade, let us help you now shop for those strains at a local dispensary near you, that’s super exciting for us.

Yoko Miyashita (40:22):

And then, you know, to cover off on another point we talked about, the investment that we can make in our product and engineering teams to really pull through the personalization and curation that we believe we’re capable of doing with the IP and data that we have, to realize what’s been sort of a vision and to actually see that implemented, that’s super exciting.

Josh Kincaid (40:45):

Do you know just off the top of your head, what the top markets are, where people are, um, where the most data’s coming from? Either downloads or, um, searches where, where’s your top market and, um, top articles? What, what is like the number one article right now that people are looking at?

Yoko Miyashita (41:07):

Uh, we have a persistent top article, cannabutter, how to make cannabutter, people want to know how to make cannabutter and that one is like a long time favorite on our platform. In terms of, well, you know, I, I, we don’t generally talk about top markets in terms of traffic, but what I’ll tell you is I’ll share some interesting tidbits around where we see tremendous engagement on our platform that is surprising, Texas.

Yoko Miyashita (41:35):

As you know, Texas does not really have a legal cannabis program to speak of. But when you see that much consumer engagement around our content in Texas, what does that tell you? Huge interest, they’re finding it elsewhere.

Josh Kincaid (41:49):

Right.

Yoko Miyashita (41:49):

So, you know, for us, that data is super helpful. It helps us start to think about how do we talk to the local market. But I think from a policy perspective, it goes back to that momentum around, this is the most bipartisan issue we have in the country, you have support from all parts of this country in favor legalization. How do we make that a reality? You’ll continue to see us advocate for that.

Josh Kincaid (42:14):

Yeah. Uh, well, so you should have support on both sides for, um, your, your stock, LFLY when it does go public sometime during, uh, Q4 on NASDAQ. In the meantime, how can people get ahold of you? Where are you guys at? Are you guys on social media or website?

Yoko Miyashita (42:32):

Yeah, you can download our, first and foremost, we were talking about the app, download our Leafly app on, um, App Store as well as Google Play Store. And then you can find us on leafly.com.

Josh Kincaid (42:44):

Perfect. Yeah. And I will have some of that in the show notes, along with Yoko’s-

Yoko Miyashita (42:50):

Awesome.

Josh Kincaid (42:50):

... um, LinkedIn, if you want to contact her directly. So I think with that, we’re going to roll this one up. I want to thank my guest, Yoko Miyashita, she’s the CEO of Leafly. Yoko, thanks for being with us at the, the Talking Hedge.

Yoko Miyashita (43:01):

Thanks so much for having me.

Josh Kincaid (43:02):

Appreciate it. I’m Josh Kincaid. This is the Talking Hedge. Don’t forget to like, share and subscribe or don’t and I’m out. Don’t forget to smash that like button on your way out and check out these other videos that we’ve got.